Exhibit 99.1

Kyverna Therapeutics Announces Appointment of New Chief Financial Officer

Dr. Marc Grasso brings more than 25 years of public company, capital markets and investment banking expertise to the role

EMERYVILLE, Calif., June 30, 2025 -- Kyverna Therapeutics, Inc. (Kyverna, Nasdaq: KYTX), a clinical-stage biopharmaceutical company focused on developing cell therapies for patients with autoimmune diseases, announced the appointment of Marc Grasso, M.D., as its Chief Financial Officer (CFO), effective today. Dr. Grasso brings more than 25 years of public company, capital markets, and investment banking management experience to the role. He succeeds Ryan Jones, MBA, who will move to a strategic advisor role to ensure a seamless transition.

“We are excited to welcome Marc, an accomplished life-sciences leader with a proven track record working in capital markets and driving financial discipline and operational execution in maturing public companies,” said Warner Biddle, Chief Executive Officer of Kyverna Therapeutics. “As we continue to accelerate our clinical development and commercialization efforts, Marc’s leadership will be instrumental in supporting our next phase of growth and advancing our mission to bring the transformative potential of CAR T-cell therapy to patients with autoimmune diseases. On behalf of the Kyverna leadership team, I’d also like to thank Ryan, one of Kyverna’s first employees, for the significant contributions he has made throughout his tenure with the Company.”

Most recently, Dr. Grasso served as CFO of Alector, Inc., a clinical-stage biotechnology company focused on neurodegenerative diseases, where he oversaw Financial Planning and Analysis, Investor Relations, Accounting, Information Technology and Facilities. Prior to Alector, Dr. Grasso held the position of CFO and Chief Business Officer of Kura Oncology.  At these companies, Dr. Grasso was instrumental in optimizing capital allocation, strategic alliances, partnerships and licensing transactions.

Dr. Grasso has also held several leadership roles in the investment banking sector, including as Managing Director at Stifel, where he was responsible for building and managing the west coast life sciences and biotechnology investment banking business. He also held roles as Managing Director of Investment Banking in the Global Healthcare Group at UBS, focused on the biotechnology sector, and as Managing Director of Investment Banking at Leerink Swann, where he was instrumental in the west coast expansion of their franchise. Dr. Grasso joined Leerink from Morgan Stanley and held earlier positions in the global healthcare group of Credit Suisse First Boston and at Deutsche Banc Alex. Brown. During his Wall Street career, Dr. Grasso cultivated a strong network and deep understanding of the life sciences industry.

“I am thrilled to join Kyverna at this dynamic time and help accelerate the next critical phase of growth for the Company,” said Dr. Grasso. “I look forward to leveraging my experience to contribute to Kyverna’s goal of bringing the first CAR T-cell therapy for autoimmune disease to market and drive business and financial strategies that support the Company’s mission.”

Dr. Grasso received his medical degree from Johns Hopkins University School of Medicine, where he performed research in molecular oncology. He obtained a Bachelor of Arts degree in molecular biology with honors from Princeton University.

Inducement Grant

In connection with the appointment of Dr. Grasso as Kyverna’s Chief Financial Officer, on June 30, 2025, Kyverna will grant Dr. Grasso an option to purchase 450,000 shares of its common stock (Option). The Option will be granted pursuant to the Kyverna Therapeutics, Inc. 2024 Inducement Equity Incentive Plan, as approved by the Compensation Committee of Kyverna’s Board of Directors on September 14, 2024, and will be granted as an inducement material to Dr. Grasso’s employment with Kyverna in accordance with Nasdaq Listing Rule 5635(c)(4). The exercise price of the Option will be the closing price of Kyverna’s common stock on June 30, 2025, the date of grant. The Option will vest over four years, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of Dr. Grasso’s appointment and 1/48th of the total number of shares subject to the Option vesting monthly thereafter, subject in each case to Dr. Grasso’s continued service to Kyverna on each vesting date. Kyverna is providing this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Kyverna Therapeutics

Kyverna Therapeutics, Inc. (Nasdaq: KYTX) is a clinical-stage biopharmaceutical company focused on liberating patients through the curative potential of cell therapy. Kyverna’s lead CAR T-cell therapy candidate, KYV-101, is advancing through late-stage clinical development with registrational trials for stiff person syndrome and myasthenia gravis, and two ongoing multi-center Phase 1/2 trials for patients with lupus nephritis. The Company is also harnessing other KYSA trials and investigator-initiated trials, including in multiple sclerosis, to inform the next priority indications for the Company to advance into late-stage development. Additionally, its pipeline includes next-generation CAR T-cell therapies in both autologous and allogeneic formats, including efficiently expanding into broader autoimmune indications and the potential to increase patient reach with KYV-102 using its proprietary whole blood rapid manufacturing process . For more information, please visit https://kyvernatx.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Forward-looking statements in this press release include, without limitation, those related to: Kyverna’s commercialization efforts, next phase of growth and pipeline advancements; Kyverna’s mission to bring the transformative potential of CAR-T cell therapy to patients with autoimmune diseases; the potential for Kyverna to bring the first CAR T-cell therapy for autoimmune disease to market; the potential for Kyverna to increase patient reach with KYV-102;  and Kyverna’s clinical trials, investigator-initiated trials and named-patient activities. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of Kyverna’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that Kyverna has filed or may subsequently file with the U.S. Securities and Exchange Commission. Any forward-looking statements contained in this press release are based on the current expectations of Kyverna’s management team and speak only as of the date hereof, and Kyverna specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please visit https://kyvernatx.com.

Contact:

Investors: InvestorRelations@kyvernatx.com
Media: media@kyvernatx.com